Exhibit 10.1

ELEVENTH AMENDMENT TO LEASE

THIS ELEVENTH AMENDMENT TO LEASE (this “Eleventh Amendment”), dated as of December 12, 2025 (the “Execution Date”), is hereby entered into by and between XCHANGE PROPERTY OWNER, L.P. (“Landlord”), a Delaware limited partnership, with an address of c/o Shorenstein Investment Advisers L.L.C., 850 Third Avenue, 17th floor, New York, New York 10022, and IROBOT CORPORATION (“Tenant”), a Delaware corporation, with an address of 8 Crosby Drive, Bedford, Massachusetts 01730.

RECITALS

WHEREAS, the predecessor-in-interest to Landlord, XChange Owner, LLC, as successor-in-interest to DIV Bedford, LLC (as successor-in-interest to Boston Properties Limited Partnership), and Tenant entered into that certain Lease dated February 22, 2007 (the “Original Lease”), as amended by that certain Letter Agreement dated August 15, 2007 (the “Letter Agreement”), as amended by that certain First Amendment to Lease dated September 16, 2010 (the “First Amendment”), as amended by that certain Declaration dated June 16, 2011 (the “Declaration”), as amended by that certain Second Amendment to Lease dated May 20, 2014 (the “Second Amendment”), as amended by that certain letter dated October 8, 2014 (the “2014 Letter”), as amended by that certain Third Amendment to Lease dated April 10, 2015 (the “Third Amendment”), as amended by that certain Fourth Amendment to Lease dated October 23, 2015 (the “Fourth Amendment”), as amended by that certain Fifth Amendment to Lease dated May 4, 2016 (the “Fifth Amendment”), as amended by that certain Sixth Amendment to Lease dated July 5, 2017 (the “Sixth Amendment”), as amended by that certain Seventh Amendment to Lease dated November 21, 2017 (the “Seventh Amendment”), as amended by that certain Eighth Amendment to Lease dated February 14, 2018 (the “Eight Amendment”), as amended by that certain Ninth Amendment to Lease dated January 28, 2022 (the “Ninth Amendment”), and as amended by that certain Tenth Amendment to Lease dated July 22, 2025 (the “Tenth Amendment”; together with the Original Lease, the Letter Agreement, the First Amendment, the Declaration, the Second Amendment, the 2014 Letter, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment, the Eighth Amendment and the Ninth Amendment, collectively, the “Existing Lease”; the Existing Lease, together with this Eleventh Amendment, the “Lease”), pursuant to which, as of the Relocation Date (as such term is defined in the Ninth Amendment), Landlord leased to Tenant approximately 253,090 rentable square feet of space located within the Complex (as defined in the Lease) known as XChange at Bedford located in Bedford, Massachusetts, for a Term that is currently scheduled to expire on April 30, 2030 (the “Existing Expiration Date”);

WHEREAS, the term of the Lease with respect to the “Substitute Premises” referenced in the Ninth Amendment ended and expired on February 13, 2025. As a result, the current rentable square footage of space leased by Tenant from Landlord at the Complex under the Lease is approximately 239,597 rentable square feet (the “Existing Premises”);

WHEREAS, as of the date hereof, Landlord has not recaptured any portion of the Existing Premises pursuant to the provisions of the Tenth Amendment and no Rent (as defined herein and in the Tenth Amendment) has been converted to Adjusted Rent (as defined in the Tenth Amendment);

WHEREAS, this Eleventh Amendment is being entered into by Tenant and Landlord in contemplation of Tenant’s commencement of cases under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Chapter 11 Cases”) on or about December 14, 2025;

WHEREAS, through the Chapter 11 Cases the Tenant will pursue a restructuring (the “Restructuring”) pursuant to a prepackaged Chapter 11 plan of reorganization (the “Plan”);

WHEREAS, the proposed Restructuring shall be consummated on the date on which (a) all conditions to the occurrence of the effective date of the Plan have been satisfied and (b) the Tenant declares the Prepackaged Plan effective (the “Plan Effective Date”);

WHEREAS, Tenant and Landlord desire to (i) reduce the amount of rentable square footage constituting the Existing Premises, (ii) adjust the amount of rent payable on the Updated Premises, (iii) provide for additional security, and (iv) grant to Landlord certain recapture rights of space in the Updated Premises (as hereinafter defined) prior to the expiration date of the Lease; in each of the foregoing cases, in accordance with the terms hereof;

WHEREAS, in connection with this Eleventh Amendment and the transactions contemplated herein, Landlord and Tenant hereby acknowledge that they each are exchanging reasonably equivalent value; and

WHEREAS, Landlord and Tenant are hereby amending, modifying and supplementing the provisions of the Lease, all as set forth herein on the following terms and conditions.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree, as of the Execution Date (except with respect to Sections 1 through 18 of this Eleventh Amendment, which shall be effective as of the Effective Date (as defined in Section 24 below)), as follows:

1.	Incorporation of Recitals. The Recitals set forth above are true and correct, incorporated herein and made a part of this Eleventh Amendment as if set forth herein in full.

2.	Incorporation of Exhibits. The exhibits attached hereto are incorporated herein and made a part of this Eleventh Amendment as if set forth herein in full.

3.	Premises.

(a)  On the Effective Date, Tenant shall surrender all portions of the Existing Premises except for that approximately 102,000 RSF portion (to be measured and confirmed pursuant to the Applicable BOMA Standard (as defined below)) of the Existing Premises located in Building 10 and Building 12 (such surrendered portions, the “Surrender Premises” and the remaining portions of the Existing Premises, the “Updated Premises”). No later than the Effective Date, Tenant shall vacate, quit and surrender to Landlord possession of the Surrendered Premises, vacant, broom clean, free of all tenancies and occupancies (subject to Section 7 of this Eleventh Amendment), and free of any liens or encumbrances filed against the Surrendered Premises for work or materials claimed to have been furnished to Tenant, except that Tenant shall have no obligation to remove furniture, fixtures or other personal property (“Personal Property”) in the Surrender Premises (provided that Tenant shall have the right to retain certain furniture that Tenant will identify by written notice to Landlord no later than January 31, 2026, which identified furniture shall be removed by Tenant from the Surrender Premises no later than the Surrender Date (as defined below)) (collectively, all of the foregoing requirements shall be known as the “Surrender Premises Relinquishment Conditions”). It is agreed that the Term of the Lease with respect to the Surrender Premises only shall terminate effective as of the date that Tenant actually surrenders the Surrender Premises in accordance with the Surrender Premises Relinquishment Conditions (such date, the “Surrender Date”). Tenant hereby gives, grants and surrenders all of its right, title and interest in, to and under the Lease with respect to the Surrender Premises only to Landlord effective as of the Surrender Date. Landlord and Tenant acknowledge and agree the Personal Property has no value. If requested by Landlord, Tenant shall promptly execute and deliver to Landlord a bill of sale conveying such Abandoned Property to Landlord. If the Surrender Date occurs after the Effective Date due to Tenant’s failure to vacate the Surrender Premises by the Effective Date, in the manner prescribed above and in accordance with the Surrender Premises Relinquishment Conditions, then (1) Tenant shall be deemed to be a holdover tenant in accordance with the provisions of Section 21.3 of the Original Lease and (2) Tenant’s failure shall constitute an immediate Event of Default under the Lease. From and after the Surrender Date, the Updated Premises shall be deemed to be the “Premises” under the Lease for all purposes from and after such Surrender Date and all references in the Lease to the “demised premises”, the “premises” or the “Premises” shall be deemed to mean the Updated Premises only.

(b)  Notwithstanding anything in the Lease to the contrary, Tenant shall continue to be liable for the payment of all Annual Fixed Rent due under the Lease and any other applicable amounts, costs and charges, such as Additional Rent, Operating Expenses Allocable to the Premises and Landlord’s Tax Expenses Allocable to the Premises, and any and all other sums and charges becoming due and payable under the terms of the Lease (collectively, “Rent”) with respect to the Existing Premises until satisfaction of the Surrender Premises Relinquishment Conditions. Upon satisfaction of the Surrender Premises Relinquishment Conditions, Tenant’s obligation to pay Annual Fixed Rent and Additional Rent, with respect to the Surrender Premises only for periods after the Surrender Date, shall cease as of the Surrender Date; provided, however, that such payments shall be apportioned as of such date, and the obligation to pay any such amounts for periods up to and including the Surrender Date shall survive the surrender of the Surrender Premises and the Surrender Date. Nothing contained herein shall be deemed to relieve Tenant from Tenant’s obligation, from and after the Surrender Date to pay all Annual Fixed Rent and Additional Rent and any and all sums and charges with respect to the Updated Premises.

(c) The “Applicable BOMA Standard” shall mean the standards set forth by the Building Owners and Managers Association International (“BOMA”) in its BOMA 2018 for Office Buildings. Standard Methods of Measurement (ANSI/BOMA Z65.1-2018), as may be amended or superseded by BOMA.

4.

Term. Notwithstanding anything in the Lease to the contrary, the Term of the Lease as amended by this Eleventh Amendment shall be extended to end on the date that is the last day of the eighty-fourth (84th) full calendar month following the Effective Date of this Eleventh Amendment, unless sooner terminated as provided for in the Lease. If the Effective Date of this Eleventh Amendment does not occur on the first (1st) day of a calendar month, then the first “Rent Period” for purposes of the Annual Fixed Rent table in Section 5 below shall include the partial month in which the Effective Date of this Eleventh Amendment occurs as the first month of the first twelve (12) month period.

5.

Rent. After satisfaction of the Surrender Premises Relinquishment Conditions, Tenant shall pay to Landlord Annual Fixed Rent with respect to the Premises in the manner and at the times set forth in Section 2.5 of the Original Lease and in the amount of the applicable Annual Fixed Rent per Rentable Square Foot set forth in the table below as applied to the Premises as measured by the Applicable BOMA Standard, without demand, offset, counterclaim, deduction or setoff:

Rent Period	Annual Fixed Rent per Rentable Square Foot	Annual Fixed Rent (based on 102,000 RSF)	Monthly Installments of Annual Fixed Rent (based on 102,000 RSF)

First 12-month Rent Period from and after the Effective Date of this Eleventh Amendment	$29.80	$3,039,600.00	$253,300.00

Second 12-month Rent Period from and after the Effective Date of this Eleventh Amendment	$30.69	$3,130,788.00	$260,899.00

Third 12-month Rent Period from and after the Effective Date of this Eleventh Amendment	$31.61	$3,224,711.64	$268,725.97

Fourth 12-month Rent Period from and after	$32.56	$3,321,452.99	$276,787.75

the Effective Date of this Eleventh Amendment

Fifth 12-month Rent Period from and after the Effective Date of this Eleventh Amendment	$33.54	$3,421,096.58	$285,091.38

Sixth 12-month Rent Period from and after the Effective Date of this Eleventh Amendment	$34.55	$3,523,729.48	$293,644.12

Seventh 12-month Rent Period from and after the Effective Date of this Eleventh Amendment	$35.58	$3,629,441.36	$302,453.45

6.	Landlord’s Right to Recapture Portion(s) of the Premises.

(a)  Landlord shall have the right, on one or more occasions and from time to time, at its sole and absolute discretion, to recapture one or more portions of the areas shaded on Exhibit A attached hereto (such outlined areas, the “Landlord Potential Recapture Space” and such recapture right being the “Recapture Option”). Each such portion designated by Landlord for recapture is referred to as a “Recapture Portion” and collectively as the “Recapture Portions”. Landlord shall have the right to select the applicable Recapture Portion subject to and in accordance with Section 6(b) and Section 6(c) below, as applicable, from all or any portion of the Landlord Potential Recapture Space, from time to time, for recapture pursuant to a Recapture Notice (as defined below).

(b)  Landlord’s Recapture Option may be exercised by Landlord at any time with respect to all or any portion of the Recapture Portions. Tenant acknowledges that Landlord shall have no obligation to exercise any Recapture Option. Tenant shall have no right to receive any amounts in connection with any leasing transaction entered into by Landlord with a third party involving any of the Recapture Portions (including Tenant having no right to receive any “profit sharing”).

(c)  Landlord’s Recapture Option may be exercised from time to time with respect to any or all of the Recapture Portions (the “Recapture Notice”) specifying (i) Landlord’s election to have the Existing Lease modified with respect to the applicable Recapture Portion as designated by Landlord and (ii) the effective date designated by

Landlord for the surrender by Tenant of the applicable Recapture Portion (such date being the “Recapture Date”). In no event shall the Recapture Date occur prior to the date that is thirty (30) days after the delivery date of Landlord’s Recapture Notice or later than the date that is sixty (60) days following the date of delivery of Landlord’s Recapture Notice. Landlord shall have the right to deliver one or more Recapture Notices in respect of all or any portion of the Recapture Portions and the Recapture Dates may differ with respect to each such Recapture Portion designated by Landlord. The “Remaining Premises” shall mean the Premises, as adjusted from time to time pursuant to this Eleventh Amendment, less any applicable Recapture Portion(s) previously recaptured in accordance with a Recapture Notice as of the date of such determination.

(d)  If Landlord shall deliver a Recapture Notice in respect of an applicable Recapture Portion, then each of the following shall apply:

(i)  Lease Modification. Provided that Tenant surrenders the applicable Recapture Portion on the Recapture Date in the condition required by this Section 6(d)(ii) below, as of the Recapture Date, (1) the Lease shall terminate as to the applicable Recapture Portion, (2) Tenant will have no further rights or obligations under the Lease in respect of the applicable Recapture Portion (except with respect to obligations that expressly survive the expiration or earlier termination of the Lease with respect to the applicable Recapture Portion, including any indemnification obligations of Tenant pertaining to the applicable Recapture Portion for claims arising prior to such Recapture Date), and (3) the Lease shall be deemed modified to remove the Recapture Portions from the Premises and proportionately adjust the Rent (and Tenant’s share of Landlord’s Operating Expenses and Taxes) in accordance with the square footage resulting from the removal of the Recapture Portion from the Premises. Upon the surrender of the applicable Recapture Portion in accordance with the terms hereof, (x) the Lease (and Tenant’s obligations) in respect of the Remaining Premises shall continue in full force and effect without any other modification thereto not provided for in this Eleventh Amendment, and (y) all references in the Lease to the “demised premises”, the “premises”, or the “Premises” shall be deemed to mean the Remaining Premises only.

(ii)  Surrender.

(1)  Surrender Obligation. On or prior to the applicable Recapture Date with respect to the corresponding applicable Recapture Portion, Tenant shall vacate, quit and surrender to Landlord possession of the applicable Recapture Portion, vacant, broom-clean, free of all tenancies, subtenancies and occupancies, and free of any liens or encumbrances filed against the Recapture Portion or the applicable Building for work or materials claimed to have been furnished to, or through, Tenant (or its subtenants, licensees, contracts, suppliers and subcontractors) (but not Landlord), with all personal property and signage removed, except that Tenant may surrender the Recapture Portion with any furniture, in each case, owned by Tenant (and not financed or leased through a third-party) in the applicable Recapture Portion, in each case, to the extent existing in the applicable Recapture Portion as of the Effective Date, (such furniture, the “Abandoned Recapture Premises Property”), and otherwise in the condition required by the Lease with respect to surrender of the Premises, as pertaining to the applicable Recapture Portion; provided, however, Landlord agrees that Tenant has no obligation to remove any leasehold improvements owned by Tenant or other alterations performed by or for Tenant in or to the applicable Recapture Portion, in each case, existing as of the Effective Date (collectively, all of the foregoing requirements in this clause (1) shall be known as the “Recapture Portion Conditions”). Tenant hereby gives, grants, conveys and surrenders to Landlord all of Tenant’s right, title and interest in and to the Abandoned Recapture Premises Property in the applicable Recapture Portion effective as of the Recapture Date without compensation to Tenant. Tenant and Landlord agree that the value of the Abandoned Recapture Premises Property shall be zero dollars ($0). If requested by Landlord, Tenant shall promptly execute and deliver to Landlord a bill of sale conveying such Abandoned Property to Landlord.

(2)  Failure to Vacate Recapture Portion. If Tenant fails to timely vacate all of the applicable Recapture Portion by the applicable Recapture Date, in the manner and condition prescribed herein and in accordance with the Recapture Portion Conditions, then such failure shall be deemed an immediate Event of Default under the Lease and Tenant shall be deemed to be a holdover tenant only with respect to the applicable Recapture Portion, in accordance with the provisions of the Lease (including Section 8.18, it being agreed that the hold-over rent payable pursuant to Section 8.18 of the Lease shall apply to the Annual Fixed Rent and Additional Rent on the applicable Recapture Portion only), and such failure shall constitute an immediate Event of Default.

(3)  Demising. No later than the date that is four (4) months after Tenant’s surrender of the applicable Recapture Portion in accordance with this Section 6(d)(ii), Landlord shall (to the extent necessary), in accordance with local building code, separate and lawfully demise the applicable Recapture Portion (and, to the extent necessary, modify or separate any and all utility meters and other building systems to accommodate readings of utilities usage attributable solely to the Remaining Premises) from the remaining portion of the Existing Premises to convert such Recapture Portion into common area space. Such demising work shall be performed at Landlord’s sole cost and expense. Following such demising work, the Recapture Portion as demised will be measured and confirmed pursuant to the Applicable BOMA Standard and designated as common area for the Complex available for non-exclusive use by Tenant and other tenants of the Complex.

(iii)  True-Up of Amounts. Tenant shall pay to Landlord, on or prior to the Recapture Date, any Rent due under the Lease with respect to the applicable

Recapture Portion through the applicable Recapture Date (subject to Landlord’s rights in respect of any holdover) for the applicable Recapture Portion through and including the Recapture Date, which obligation to pay the Rent shall survive the expiration or earlier termination of the Lease as to the applicable Recapture Portion.

(iv)  Tenant’s obligation to directly pay electricity charges incurred from and after the Recapture Date with respect to any Recapture Portion shall expire and terminate on the applicable Recapture Date for such Recapture Portion. Tenant’s obligation to pay electricity charges incurred prior to the Recapture Date shall survive the Recapture Date. Electricity consumed within the Recapture Portion following the Recapture Date shall be a part of Landlord’s Operating Expenses and charged to Tenant as Operating Expenses Allocable to the Premises..

(v)  Compliance with Recapture Portion Conditions. The applicable Recapture Portion, on the applicable Recapture Date, shall be deemed recaptured. The parties will confirm, no later than the Recapture Date, in a written amendment or letter agreement that the applicable Recapture Date has occurred as well as further evidencing any other modification to the Lease effectuated by the surrender of the applicable Recapture Portion, including, without limitation, the modifications contemplated by Section 6(d)(i) of this Eleventh Amendment (except that the execution of such amendment shall not be a condition to the efficacy of the modification of the Lease with respect to the Recapture Portion or any of the other matters set forth herein). If Landlord and Tenant have not each executed and delivered and made effective said amendment or letter agreement to the Lease as of the Recapture Date, then the Lease shall be deemed automatically modified to reflect the modifications contemplated by Section 6(d)(i) of this Eleventh Amendment.

(e)  Access to Landlord Potential Recapture Space. Commencing on the Execution Date, Landlord, its employees, manager, agents, its leasing broker, (together with Landlord’s employees, manager and agents, collectively, “Landlord’s Leasing Parties”) shall have the right to enter the Landlord Potential Recapture Space, during normal business hours, upon reasonable prior written notice by Landlord to Tenant (which notice, notwithstanding the terms of Section 8.12 of the Lease, may be sent by email correspondence delivered to preed@irobot.com with a copy to legal@irobot.com), to show the Landlord Potential Recapture Space to prospective tenants and potential tenants’ brokers in accordance with the provisions of Section 5.9 of the Lease; provided, however, that the requirement in Section 5.9 of the Lease that specifies that the Premises can only be shown to prospective tenants during the last twelve (12) months of the Term shall not be applicable. Tenant agrees that, notwithstanding anything in the Lease to the contrary, Tenant shall not have any rights to also market, license, sublet or assign any portion of the Landlord Potential Recapture Space.

7.

Subtenants. Landlord and Tenant acknowledge that, as of the Execution Date, Tenant subleases portions of the Existing Premises at Building 4 and Building 6 to certain subtenants consisting of Nyobolt Inc. (“Nyobolt”) and Spryte Medical, Inc. (“Spryte”) (each such sublease, a “Sublease” and collectively, the “Subleases”, and each of Nyobolt and Spryte, a “Subtenant” and collectively, the “Subtenants”). Landlord and Tenant acknowledge and agree that, simultaneously with the effectiveness of this Eleventh Amendment on the Effective Date, Landlord intends to recognize the tenancy of each Subtenant under its respective Sublease as the equivalent of a direct lease: (a) with respect to Nyobolt, pursuant to and in accordance with the terms of each of that certain Landlord Consent to Sublease by and among Landlord’s predecessor-in-interest, Tenant and Nyobolt dated December 20, 2022, and (b) with respect to Spryte, pursuant to and in accordance with that certain Landlord Consent to First Amendment to Sublease by and among Landlord’s predecessor-in-interest, Tenant and Spryte, dated May 14, 2024, and that certain Letter Agreement by and among Landlord’s predecessor-in-interest, Tenant and Spryte, dated May 14, 2024. Tenant shall execute and deliver (and if required, have authenticated) such instruments, certificates, requests, directions or other documents (as applicable, the “Nyobolt LC Documents”) as may be necessary to effect, at Landlord’s election, (x) the transfer or assignment of the Nyobolt Letter of Credit to Landlord as successor beneficiary or (y) the cancellation of the existing Letter of Credit in connection with Nyobolt’s issuance, at the Effective Date, of a replacement letter of credit on substantially the same terms (including face amount, expiration date, and drawing conditions, subject to customary updates for parties and references), naming Landlord as beneficiary (as applicable, the “Nyobolt LC Transfer”). To the extent the Nyobolt LC Transfer is not effective at the Effective Date, Tenant shall, until the Nyobolt LC Transfer is effective, promptly draw on the Nyobolt Letter of Credit at Landlord’s written request and deliver the proceeds to Landlord, to the extent such draw is permitted pursuant to the terms of the Nyobolt Sublease (or its successor direct lease as may be amended by Landlord and Nyobolt), according to Landlord, and the Nyobolt Letter of Credit. In the event Landlord makes such a request, and Tenant effects a draw on the Nyobolt Letter of Credit and delivers the applicable proceeds to Landlord, Landlord agrees to indemnify, defend, and hold Tenant harmless from any claims by Nyobolt against Tenant arising therefrom, including any assertion by Nyobolt that such draw was wrongful or a breach of the Nyobolt Sublease. Tenant shall continue to cooperate and execute and deliver (and if required, have authenticated) such documents as may be necessary to transfer to Landlord Tenant’s interest as beneficiary of the Nyobolt Letter of Credit or in order for Nyobolt to issue a new letter of credit in respect of its security deposit, and Tenant shall bear any third-party transfer or reissuance costs in connection therewith.

8.

Security Deposits. The parties acknowledge that, as of the Execution Date, Tenant’s “Security Deposit” is currently in the form of that certain irrevocable, standby letter of credit no. 68018099 in the amount of $250,000 issued by Bank of America, N.A. (the “Existing Letter of Credit”). Tenant shall deliver to Landlord by not later than the “Effective Date” an additional security deposit in the amount of $2,000,000 in the form of an irrevocable, standby letter of credit from an issuing bank, and in form, acceptable to Landlord (the “Additional Security Deposit”). The Additional Security Deposit shall not be a part of Tenant’s Security Deposit, but the requirements of Section 8.21(A) of the Original Lease shall apply to the Additional Security Deposit. The parties agree that, except for the Additional Security Deposit Reduction Right described below in this Section 8, Tenant shall have no right to reduce the amount of the Additional Security Deposit, including in connection with any recapture by Landlord of any portion of any Recapture Portion, including any such recapture exercise pursuant to Section 6 of this Eleventh

Amendment or Section 5.6.1 of the Original Lease or (c) any other matter. After April 30, 2028, the Additional Security Deposit shall be eligible for reduction to $1,000,000, subject to Landlord’s verification, which shall include review of financial statements that meet the Financial Statement Condition, that Tenant has a minimum Net Worth of $150,000,000 at the time of such verification (the “Additional Security Deposit Reduction Right”). Tenant’s obligation to maintain the Existing Letter of Credit and Tenant’s Security Deposit shall terminate on the Effective Date and Landlord shall cooperate with Tenant to execute and deliver any documentation required by the issuer of the Existing Letter of Credit to cause the cancellation of the Existing Letter of Credit promptly following the Effective Date. For purposes hereof, “Net Worth” means, as of any date of determination, the excess of (a) Tenant’s total assets over (b) Tenant’s total liabilities, in each case determined in accordance with generally accepted accounting principles in the United States (“GAAP”) consistently applied.

9.

No Options. Landlord and Tenant agree that, notwithstanding any provision of the Existing Lease to the contrary, Tenant shall not have any right or option to (i) renew or extend the Term of the Lease with respect to the Premises or any portion thereof, (ii) expand the Premises (including having no expansion right, right of first refusal or right of first offer) or (ii) terminate the Lease or surrender all or any portion of the Premises.

10.

Assignment and Sublease. Notwithstanding anything to the contrary in the Lease, including Section 5.6.4 of the Original Lease, the Assignment/Sublease Profits (as defined in the Original Lease) due to Landlord is hereby revised to be 100% of any such Assignment/Sublease Profits.

11.	Deletion of Certain Provisions as of the Effective Date:

(a)  Original Lease Deletions: As of the Effective Date, the following provisions of the Original Lease are hereby deleted in their entirety and shall no longer be in full force and effect: (i) Section 5.17(F) and (ii) Section 8.27.

(b)  Sixth Amendment Deletions: As of the Effective Date, Section 7 of the Sixth Amendment is hereby deleted in its entirety and shall be of no further force or effect.

(c)  Tenth Amendment Deletions: The following provisions in the Tenth Amendment are hereby deleted in their entirety and shall no longer be in full force and effect: (i) Sections 3, 4, 5, 8 and 10; (ii) the last sentence of Section 12; and (iii) Exhibits A-1, A-2 and B.

12.	Major Tenant Rights.

(a)  Currently Tenant has certain rights set forth in this Lease based upon either (i) the rentable square footage that Tenant leases in the aggregate at the Complex (collectively, the “Square Footage Requirement Rights”) or (ii) Tenant’s continued status as a direct tenant (as opposed to Tenant’s assignment or subleasing of space in the Existing Premises) in full of certain buildings at the Complex (collectively, the “Direct Tenancy Requirement Rights”), each as more specifically delineated in the Lease. Examples of these prescribed rights include, but are not limited to: (i) Tenant’s ability to use the parking area designated “Tenant’s Visitor’s Parking Area”, (ii) Tenant’s right to provide “Specified Services”, (iii) Tenant’s ability to apply for a real estate tax abatement, (iv) Tenant’s right to erect the “Monument Signage” and other signage rights, (v) Tenant’s ability to terminate this Lease “if fifty percent (50%) or more of Land Recreation A is taken and the remaining portion of Land Recreation A is insufficient for the Permitted Uses…”, and (vi) Tenant’s ability to use certain Land Recreation Space in general (collectively, items (i)-(vi), along with other related rights of Tenant, shall be known as the “Major Tenant Rights”). From and after the Effective Date of this Eleventh Amendment, notwithstanding anything to the contrary in the Lease, including Section 5.17 of the Lease, Tenant relinquishes and shall no longer have any right to any of the Major Tenant Rights, except that Tenant shall have the right, so long as Tenant leases the entirety of the Updated Premises (other than any Recapture Portion that Landlord has exercised its Recapture Option for) in Building 10, to retain (x) the right to maintain the Route 3 Impact Signage on Building 10 granted under Section 5.17 of the Original Lease, (y) the existing Monument Signage outside of Building 10, and (z) Tenant’s existing lobby sign in the Building 10 first floor lobby, provided, however, if the first floor lobby of Building 10 becomes a Recapture Portion, Landlord may require Tenant to remove the existing lobby sign in the first floor Building 10 lobby and Tenant will thereafter have only a right to install a lobby sign on or adjacent to the entry doors to the Updated Premises from such lobby after Landlord completes the demising work under Section 6(d)(ii)(3) above of this Eleventh Amendment. The size and location of such lobby sign shall be subject to Landlord’s reasonable approval.

13.

Financial Statements. Notwithstanding anything to the contrary in the Lease, Tenant shall deliver to Landlord on an annual basis each year during the Term of the Lease, unconsolidated financial statements of Tenant, which financial statements shall be due no later than (a) January 31 for the preceding year’s financial statements if audited financial statements have not been prepared, or (b) March 31 for the preceding year’s financial statements if audited financial statements have been prepared. Tenant shall be required to deliver such financial statements together with a certification from its chief financial officer that such financial statements are true, correct and complete and fairly represent the financial condition of Tenant (such certification, the “Financial Statement Condition”).

14.

Capitalized Terms and Conflicts. All capitalized terms used in this Eleventh Amendment that are not defined in this Eleventh Amendment shall have the meanings ascribed to such terms in the Lease. In the event of any conflict between the terms of the Lease and the terms of this Eleventh Amendment, the terms set forth in this Eleventh Amendment shall supersede and control. The term “including”, as used in the Lease and herein, shall mean “including, without being limited to”.

15.

Brokers. Landlord and Tenant represent and warrant to the other that they have not made any agreement or taken any action which may cause any other party to become entitled to a commission as a result of the transactions contemplated by this Eleventh Amendment, other than with respect to CBRE (“Tenant’s Broker”), and any fees or commissions due to Tenant’s Broker shall be paid by Tenant. Furthermore, each party will indemnify and defend the other from any and all claims, actual or threatened, for compensation by any other such third person by reason of such party’s breach of their representation or warranty contained in this Section.

16.

Tenant’s Representations. Tenant hereby represents and warrants to Landlord that as of the Effective Date: (a) all of Tenant’s estate, right, title and interest in and to the Lease is free and clear of assignments, sublettings, liens and encumbrances (except with respect to the Subleases identified above); (b) there are no persons or entities claiming by, through, or under Tenant, or who or which may claim under Tenant, any rights with respect to the Existing Premises (except with respect to the Subleases identified above); (c) the Lease is in full force and effect; (d) Tenant is presently in possession of all of the Existing Premises (except with respect to the specific Subleases identified above) and is paying the Annual Fixed Rent, operating expenses and any and all other charges or sums due under the Lease with respect to the Existing Premises; (e) the Lease has not been modified, supplemented or amended in any way, except as identified in the Recitals and except as may be set forth in this Eleventh Amendment; (f) that this Eleventh Amendment has been duly authorized, executed and delivered by and on behalf of Tenant and constitutes the valid and binding agreement of Tenant in accordance with the terms hereof, (g) to Tenant’s actual knowledge, Tenant does not have any present claim to any offset, set-off, counterclaim or other defense to the performance of Tenant’s obligations under, or against enforcement of, the Lease, (h) to Tenant’s actual knowledge, no Event of Default exists, and to Tenant’s actual knowledge, Landlord is not in default under any provisions of the Lease, (i) Landlord has performed all of its obligations under the Lease with respect to any “Landlord Work” obligations, (j) Tenant is in compliance with Section 5.12 of the Original Lease, (k) Tenant is holding a cash security deposit in the amount of $118,000.00 pursuant to the Spryte Sublease (the “Spryte Security Deposit”), and (l) Tenant is holding a security deposit in the form of a letter of credit (No. SDCMTN584006 issued by HSBC Bank USA, N.A.) in the amount of $300,495.00 pursuant to the Nyobolt Sublease (together with any amendments, the “Nyobolt Letter of Credit”), which Nyobolt Letter of Credit has not been drawn upon or reduced and for which Tenant has not received any notice of non-extension or non-renewal with respect to thereto.

17.

Landlord’s Representations. Landlord hereby represents and warrants to Tenant that as of the Effective Date: (a) this Eleventh Amendment has been duly authorized, executed and delivered by and on behalf of Landlord and constitutes the valid and binding agreement of Landlord in accordance with the terms hereof, (b) no third party consent or approval (including any mortgagee or ground lessor) is required to enter into this Eleventh Amendment (except to the extent such consent or approval has been obtained), and (c) to Landlord’s actual knowledge, no Event of Default on the part of Tenant currently exists.

18.	Ratification of Lease. Except as amended and modified by this Eleventh Amendment, all the terms, provisions, agreements, covenants and conditions of the Lease are hereby affirmed and ratified.

19.

Execution/Entire Agreement. This Eleventh Amendment, together with the Lease as affected hereby, constitutes the entire agreement of the parties, and may not be amended except by written instrument signed by all parties. This Eleventh Amendment shall have the effect of an agreement under seal and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

20.

Governing Law. This Eleventh Amendment shall be interpreted and enforced in accordance with the Laws of the Commonwealth of Massachusetts and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of the Commonwealth of Massachusetts.

21.	Counterparts. This Eleventh Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

22.	TIME IS OF THE ESSENCE. TIME SHALL BE OF THE ESSENCE WITH RESPECT TO ALL DATES AND DEADLINES SET FORTH IN THIS ELEVENTH AMENDMENT.

23.

No Third-Party Beneficiary. The provisions of this Eleventh Amendment are and will be for the benefit of the Landlord and Tenant only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Eleventh Amendment.

24.

Contingency. The effectiveness of this Eleventh Amendment (other than Sections 19 through 24 of this Eleventh Amendment, which shall be effective from and after the Execution Date) is conditioned upon the satisfaction of the following conditions no later than March 31, 2026 (as may be extended pursuant to the provisions of this Section 24, the “Outside Date”): (a) approval by the Bankruptcy Court of the assumption by Tenant of the Existing Lease, as amended by this Eleventh Amendment, pursuant to Bankruptcy Code § 365 and the Plan, (b) confirmation of the Plan and entry of a confirmation order approving the Plan (the “Confirmation Order”) by the Bankruptcy Court, each of the Plan and the Confirmation Order being in form and of substance acceptable to Landlord in its sole but reasonable discretion, (c) cure of all monetary and non-monetary defaults under the Existing Lease, as amended by this Eleventh Amendment, in existence as of the Effective Date of the Plan, (d) the occurrence of the Plan Effective Date, (e) the payment of all accrued and unpaid Rent owing as of the Plan Effective Date (including the payment to Landlord of all Rent that has not been paid to Landlord in respect of any Existing Premises (including the Surrender Premise)), (f) delivery by Tenant to Landlord of the Additional Security Deposit, and (g) delivery to Landlord of (x) the Spryte Security Deposit and (y) the original Nyobolt Letter of Credit (except to the extent that clause (y) of the definition of Nyobolt LC Documents applies) and the Nyobolt LC Documents, together with the payment (whether by Nyobolt or Tenant) of any fees required to be paid in connection therewith (collectively, the “Eleventh Amendment Conditions”). Provided that Tenant is then current on all Rent due and payable under the Lease (other than those amounts of Rent in arrears that are to be paid upon the Plan Effective Date pursuant to the Plan and the Confirmation Order), Tenant shall have the right to extend the Outside Date for two (2) successive periods of up to a period of thirty (30) calendar days each exercisable upon written notice to Landlord no less than two (2) Business Days prior to the then-current Outside Date. If all of Eleventh Amendment Conditions are satisfied on or before the Outside Date, then the “Effective Date” shall mean the date that is two (2) Business Days after Tenant delivers written notice to Landlord of the satisfaction of all Eleventh Amendment Conditions (subject to reasonable verification by Landlord). In the event any the Eleventh Amendment Conditions fails to be satisfied as of 5:00 p.m. Eastern Time on the then-current Outside Date, this Eleventh Amendment shall thereafter be null and void ab initio. For avoidance of doubt, Tenant shall continue to be responsible from and after the Execution Date until the Effective Date for timely payment of all Rent coming due and payable under the Existing Lease with respect to the Existing Premises, without regard to the surrender of the Surrender Premises.

[The rest of the page is left intentionally blank]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Eleventh Amendment to be executed as of the date first set forth above.

 LANDLORD:

XCHANGE PROPERTY OWNER, L.P., a
Delaware limited partnership

By:	XCHANGE OWNER GP LLC, a
Delaware limited liability company, its
general partner

	By:	/s/ Claude Esposito
Name: Claude Esposito
Title: Vice President

 TENANT:

IROBOT CORPORATION,
a Delaware corporation

By:	/s/ Jeff Engel
Name: Jeff Engel
Title: President and Chief Operating Officer

Signature Page to Eleventh Amendment – iRobot (Bedford)

Exhibit A

Landlord Potential Recapture Space

Exhibit A